EXHIBIT 11
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                                                              TEXACO INC.
                                    COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE OF COMMON STOCK
                                    FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                    ---------------------------------------------------------------
                                                (Millions of dollars, except as noted)

                                                                         For the nine months          For the three months
                                                                         ended September 30,           ended September 30,
                                                                         -------------------          --------------------
                                                                          1999          1998           1999           1998
                                                                          ----          ----           ----           ----
                                                                                             (Unaudited)


Basic Earnings Per Common Share:

     Income   before cumulative effect of accounting change
        less preferred stock dividend requirements                     $   833        $   776       $   384        $   202
                                                                       =======        =======       =======        =======

     Average shares outstanding (thousands)                            532,534        529,433       543,671        525,836
                                                                       =======        =======       =======        =======

     Basic income before cumulative effect of accounting
        change per common share (dollars)                              $  1.56        $  1.47       $  0.71        $  0.38
                                                                       =======        =======       =======        =======


Diluted Earnings Per Common Share:

     Income before cumulative effect of accounting change
        less preferred stock dividend requirements                     $   833        $   776       $   384        $   202

     Adjustments, mainly ESOP preferred stock dividends
        in 1998                                                              3             25             1              -
                                                                       -------        -------       -------        -------

     Income before cumulative effect of accounting change
        for diluted earnings per share                                 $   836        $   801       $   385        $   202
                                                                       =======        =======       =======        =======

     Average shares outstanding (thousands)                            532,534        529,433       543,671        525,836

     Adjustments, mainly ESOP preferred stock in 1998                    2,674         19,142         2,672            546
                                                                       -------        -------       -------        -------

     Shares outstanding for diluted computation (thousands)            535,208        548,575       546,343        526,382
                                                                       =======        =======       =======        =======

     Diluted income before cumulative effect of accounting
        change per common share (dollars)                              $  1.56        $  1.46       $  0.71        $  0.38
                                                                       =======        =======       =======        =======

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